Exhibit 10.5
Cidara Therapeutics, Inc.
Amended and Restated Non-Employee Director Compensation Policy

Approved by Board of Directors: December 6, 2024

Each member of the Cidara Therapeutics, Inc. Board of Directors (the “Board”) who is not also serving as an employee of Cidara Therapeutics, Inc. (“Cidara”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service on and following the date that this amended and restated policy is first adopted by the Board (the “Effective Date”). This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board (and as may be recommended by the Compensation and Human Capital Committee of the Board).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If (i) the Effective Date is a date other than the first day of a fiscal quarter or (ii) an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, the first quarterly installment of each applicable annual retainer set forth below will be pro-rated based on days served in the first fiscal quarter in which this policy is effective or in which the Eligible Director provides the service, as applicable, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $40,000
b.    Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.    Annual Committee Member Service Retainer (non-Chair):
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation and Human Capital Committee: $7,500
c.    Member of the Nominating and Governance Committee: $5,000

3.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation and Human Capital Committee: $15,000
c.    Chair of the Nominating and Governance Committee: $10,000

    1.

Equity Compensation

The equity compensation set forth below will be granted under the Cidara Therapeutics, Inc. 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of Cidara (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1.    Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board on or following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation and Human Capital Committee of the Board, granted a stock option for 22,200 shares of Common Stock (the “Initial Grant”). The shares subject to each Initial Grant will vest as follows: (i) 1/3rd of the shares will vest on the first anniversary of the date of grant and (ii) the remaining 2/3rds of the shares will vest in equal monthly installments over a two year period such that each Initial Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.    Annual Grant: On the date of each Cidara annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation and Human Capital Committee of the Board, granted a stock option for 11,100 shares of Common Stock (the “Annual Grant”); provided, however, that the Annual Grant granted to any Eligible Director that was appointed to the Board following the prior year’s annual stockholder meeting and prior to the current year’s annual stockholder meeting shall be pro-rated based on the number of days served on the Board by such Eligible Director prior to the current year’s annual stockholder meeting divided by 365. The shares subject to the Annual Grant will vest in one installment on the earlier of (i) the first anniversary of the date of grant and (ii) the day prior to the date of Cidara’s first annual stockholder meeting held after the date of grant, such that each Annual Grant is fully vested on the earlier of (i) the first anniversary of the date of grant and (ii) the day prior to the date of Cidara’s first annual stockholder meeting held after the date of grant, subject to the Eligible Director’s Continuous Service through such vesting date and will vest in full upon a Change in Control.

As of the Effective Date, this Amended and Restated Non-Employee Director Compensation Policy shall replace and supersede any compensation agreements between Cidara and any Eligible Director serving on the Board on the Effective Date.
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